                                                                     Exhibit (7)

                  GUARANTEED MINIMUM DEATH BENEFIT REINSURANCE

                                PROVIDENT MUTUAL

                                   ACCEPTANCE


Provident Mutual agrees to accept the reinsurance arrangement offered by CNA Life Re. Upon execution of this agreement, all parties will be bound by its terms and conditions until the agreement is replaced by a Reinsurance Treaty executed by both parties. Upon execution of the Reinsurance Treaty, this agreement shall become null and void.


                             5% ROLLUP DEATH BENEFIT


For new business written on Provident Mutual's variable annuity with age at issue less than or equal to 70, CNA Life Re is able to reinsure the 5% Rollup Death Benefit minimum death benefit guarantee at a rate of 38 basis points. This premium will be charged monthly at the monthly rate of 3.1667 basis points times account value at the end of each calendar month.

The guaranteed minimum death benefit (GMDB) will be the greatest of:

         1) The total of all purchase payments paid, less any partial withdrawals and any applicable surrender charges and any incurred taxes, accumulated at 5% interest from the date of each purchase payment or surrender to the most recent contract anniversary date prior to the annuitant's 76th birthday and accumulated at 0% thereafter, less an adjustment for amounts surrendered, plus purchase payments received after that contract anniversary. Such total accumulated amount shall not exceed 200% of the net purchase payments and amounts surrendered. The adjustment for amounts subsequently surrendered after the most recent contract anniversary will reduce the 5% rollup benefit in the same proportion that the contract value was reduced on the date of the partial surrender.

         2) The contract value on the date that proof of death is received by the Company.
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                          ANNUAL RATCHET DEATH BENEFIT

For new business written on Provident Mutual's variable annuity with age at issue less than or equal to 70, CNA Life Re is able to reinsure the Annual Ratchet Death Benefit minimum death benefit guarantee at an annual rate of 22 basis points. This premium will be charged monthly at the monthly rate of 1.8333 basis points times account value at the end of each calendar month.

The guaranteed minimum death benefit (GMDB) will be the greatest of:

         1) The purchase payments paid, less any partial withdrawals and any applicable surrender charges and any incurred taxes.

         2) The maximum anniversary value, defined as the highest amount based on the account value at each anniversary reduced proportionally for any partial surrenders and incurred taxes, plus purchase payments received after the most recent contract anniversary. Maximum anniversary value does not increase after age 85. The GMDB at age 85 and later will equal the GMDB as of the annuitant's 85th birthday plus subsequent premiums and proportional reductions for any partial surrenders.

         3) The contract value on the date that proof of death is received by the Company.





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
                    ONE TIME (8TH YEAR) RATCHET DEATH BENEFIT

For new business written on Provident Mutual's variable annuity with age at issue less than or equal to 85, CNA Life Re is able to reinsure the One Time (8th Year) Ratchet Death Benefit minimum death benefit guarantee at an annual rate of 12 basis points. This premium will be charged monthly at the monthly rate of 1.0000 basis points times account value at the end of each calendar month.

The guaranteed minimum death benefit (GMDB) for death prior to the 7th contract anniversary and age 90 will be the greatest of:

         1) The purchase payments paid, less any partial withdrawals and any applicable surrender charges and any incurred taxes.

         2) The contract value on the date that proof of death is received by the Company.

The guaranteed minimum death benefit (GMDB) for death on or after the 7th contract anniversary and prior to age 90 will be the greatest of:

         1) The purchase payments paid, less any partial withdrawals any applicable surrender charges and any incurred taxes.

         2) The contract value at the 7th contract anniversary adjusted by any subsequent purchase payments and reduced proportionally for any partial surrenders and incurred taxes, plus purchase payments received after the most recent contract anniversary.

         3) The Contract Value on the date that proof of death is received by the Company.

The GMDB ceases at attained age 90.




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
                    ONE TIME (9TH YEAR) RATCHET DEATH BENEFIT

For new business written on Provident Mutual's variable annuity with age at issue less than or equal to 85, CNA Life Re is able to reinstate the One Time (9th Year) Ratchet Death Benefit minimum death benefit guarantee at an annual rate of 11.5 basis points. This premium will be charged monthly at the monthly rate of 0.9583 basis points times account value at the end of each calendar month.

The guaranteed minimum death benefit (GMDB) for death prior to the 8th contract anniversary and age 90 will be the greatest of:

         1) The purchase payments paid, less any partial withdrawals and any applicable surrender charges and any incurred taxes.

         2) The contract value on the date that proof of death is received by the Company.

The guaranteed minimum death benefit (GMDB) for death on after the 8th contract anniversary and prior to age 90 will be the greatest of:

         4) The purchase payments paid, less any partial withdrawals any applicable surrender charges and any incurred taxes.

         5) The contract value at the 8th contract anniversary adjusted by any subsequent purchase payments and reduced proportionally for any partial surrenders and incurred taxes, plus purchase payments received after the most recent contract anniversary.

         6) The Contract Value on the date that proof of death is received by the Company.

The GMDB ceases at attained age 90.




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
CNA Life Re provides capacity of $400 million of total deposits, regardless of the split of business among the benefits outlined above.

Coverage under terms of this agreement will be the greater of zero or the GMDB less the Account Value, payable as of the date that proof of death is received by the Company. In the event of lapse or other policy termination, no benefit is payable under this coverage.

The above rates are guaranteed for one year from the effective date, January 15, 2000, of the reinsurance contract, with the following caveat. If the benefits or charges to the policyholder are changed (includes contract charges, M&E charges, and admin fees), CNA Life Re reserves the right to adjust the premium rates. Fund fees are allowed to fluctuate.

Subject to a 90-day notice, CNA Life Re reserves the right to change these rates for both inforce and new business on the reinsurance anniversary date. For inforce business, the rates will not be increased above 1.5 times the initial rates.

CNA Life Re reserves the right to accept the risk associated with more than $3.0 million in initial value per policy subject to individual consideration.

The above rates are effective for all contracts with contract dates on or prior to January 15, 2001. Subject to 90 days prior notice, CNA Life Re reserves the right to reset the reinsurance capacity for contracts with effective dates of January 15, 2001 or later.

Recapture is not permitted unless the rates are raised.

All business will be administered by Provident Mutual or designee thereof.

CNA Life Re will require monthly seriatim report (see attached reporting requirements) of all GMDB business. The first seriatim report shall be provided by Provident Mutual by the end of April 2000.

Reserves are to follow Actuarial Guideline 34 but not less than statutory required reserves.

CNA Life Re will not be responsible for any taxes incurred now or in future, directly or indirectly, by Provident Mutual.

This agreement is subject to any required state approvals. Any such required approvals will be obtained by Provident Mutual.


Acceptance:


/s/ Illegible                                                  Dated: 10/27/99
----------------------------------------
CNA Life Re


/s/ Scott V. Carney                                            Dated: 11/3/99
----------------------------------------
Provident Mutual




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
                                   ATTACHMENT

                       GMDB Monthly Reporting Requirements

FIELD#       FIELD NAME                              DESCRIPTION
------       ----------                              -----------
     1       Report Date                             Report date is the last day of the reporting month (mm/dd/yyyy)
     2       Direct Writing Company                  Name of your company
     3       Policy Number                           Policy or contract number
     4       Policyholder                            Name of the policyholder (last name_MI_first name)
     5       Current Age                             Age of the policyholder as of the report date
     6       Issue Date                              Date of the policy issued (mm/dd/yyyy)
     7       Sex                                     Gender of the policyholder (M or F)
     8       Plan Code                               0001 - Annual Ratchet
                                                     0002 -  Rollup
                                                     0003 - One Time (8th Year) Ratchet
                                                     0004 - One Time (9th Year) Ratchet
     9       Date of Last Ratchet or Rollup          Last ratchet or Rollup date (mm/dd/yyyy)
    10       Current, Ratchet or Rollup Value        Ratchet or Rollup value as of the report date ($xx.xx)
    11       Current Guaranteed Minimum Death        GMDB as of the report date ($xx.xx)
             Benefit
    12       Current Total Account Value             Total account value as of the report date ($xx.xx)
    13       Current Account Value by Fund           Account value by individual fund as of the report date.  The sum of Field
                                                     13 should equal Field 12.  Note that you may want to store this information in a separate file.  ($xx.xx)
    14       Total Death Benefits Paid               Total death benefits paid for this reporting month ($xx.xx)
    15       Death Benefits Paid by CNA              Death benefits paid by CNA for this reporting month ($xx.xx)
    16       Total Death Benefits Due and Unpaid     Total death benefits due and unpaid for this reporting month ($xx.xx)
    17       Death Benefits Due and Unpaid by CNA    Death benefits due and unpaid by CNA for this reporting month ($xx.xx)
    18       Current Premium                         Premium paid in this reporting month ($xx.xx)
    19       ITD Premium                             Premium paid since inception ($xx.xx)
    20       Current Withdrawal Amount               Total withdrawal amount in this reporting month ($xx.xx)
    21       ITD Withdrawal Amount                   Total withdrawal amount since inception ($xx.xx)





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